As filed with the Securities and Exchange Commission on September 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3728359
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

(Address of principal executive offices) (Zip Code)

Cognizant Technology Solutions Corporation

2004 Employee Stock Purchase Plan

(As Amended and Restated Effective as of April 1, 2013)

(Full title of the Plan)

Steven Schwartz

Senior Vice President, General Counsel and Secretary

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

(Name and Address of Agent For Service)

(201) 801-0233

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Keith Halverstam, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Tel: (212)906-1761

Fax: (212) 751-4864

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended and restated (the “Exchange Act”):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, $0.01 par value	5,000,000 shares	$80.79	$403,950,000	$55,098.78

(1)	Represents the number of additional shares of Class A Common Stock, par value $0.01 per share (“Common Stock”) of Cognizant Technology Solutions Corporation (the “Registrant”) reserved for issuance under the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of April 1, 2013) (the “Plan”), in accordance with the provisions of the Plan.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended and restated (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Registrant, which results in an increase in the number of the outstanding shares of Common Stock.
(3)	Calculated solely for purposes of computing the registration fee for this offering. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low selling prices per share of Common Stock on September 16, 2013, as reported by the NASDAQ Global Select Market.

EXPLANATORY NOTE

On April 14, 2004, the Registrant registered 1,500,000 shares of Common Stock to be offered or sold to participants under the Plan pursuant to the Registration Statement on Form S-8 (File No. 333-114464). On June 1, 2010, the Registrant’s Board of Directors approved an amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock available for issuance under the Plan from 6,000,000 (which number of shares reflected 2-for-1 stock splits on June 18, 2004 and October 17, 2007) to 9,000,000 and on September 22, 2010, the Registrant registered such additional 3,000,000 shares of Common Stock pursuant to the Registration Statement on Form S-8 (File No. 333-169534). On April 1, 2013, the Registrant’s Board of Directors approved another amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock available for issuance under the Plan from 9,000,000 to 14,000,000. This Registration Statement is being filed in order to register such additional 5,000,000 shares of Common Stock which may be offered or sold to participants under the Plan.

PART I

The information required by Part I of this Registration Statement on Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Exchange Act:

a)	The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2012, filed with the Commission on February 27, 2013;

b)	The Registrant’s proxy statement on Schedule 14A, filed with the Commission on April 19, 2013;

c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 9, 2013, and for the quarter ended June 30, 2013, filed with the Commission on August 7, 2013;

d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on June 5, 2013 and September 17, 2013;

e)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant’s fiscal year ended December 31, 2012; and

f)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on June 9, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided below, the Registrant shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors. The Registrant shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Registrant or, while an employee or agent of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director, and may pay the expenses incurred by any employee or agent of the Registrant, in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the officer, director, employee or agent to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under the Registrant’s Amended and Restated By-laws or otherwise. If a claim for indemnification (following the final disposition of such Proceeding) properly made under the Registrant’s Amended and Restated By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Registrant or if a claim for advancement of expenses under the Registrant’s Amended and Restated By-Laws is not paid in full within thirty (30) days after the Registrant has received a statement or statements requesting such amounts to be advanced, the claimant shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. Notwithstanding anything in the Amended and Restated By-Laws to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of a Proceeding. The indemnification provided in the Registrant’s Amended and Restated By-laws shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under by-law, agreement, vote of stockholders or disinterested directors. The Registrant’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation or entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation or entity. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, the Amended and Restated By-Laws shall continue notwithstanding that the person has ceased to be a director or officer of the Registrant and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

The Registrant has executed indemnification agreements with certain its executive officers and directors pursuant to which the Registrant has agreed to indemnify such parties to the fullest extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Registrant.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Registrant’s Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teaneck, State of New Jersey on this 19th day of September 2013.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ STEVEN SCHWARTZ
Name:	Steven Schwartz
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below authorizes Karen McLoughlin and Steven E. Schwartz, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s registration statement on Form S-8 relating to the Class A Common Stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FRANCISCO D’SOUZA Francisco D’Souza	Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2013

/S/ KAREN MCLOUGHLIN Karen McLoughlin	Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2013

/S/ JOHN E. KLEIN John E. Klein	Chairman of the Board and Director	September 19, 2013

/S/ LAKSHMI NARAYANAN Lakshmi Narayanan	Vice Chairman of the Board and Director	September 19, 2013

/S/ MAUREEN BREAKIRON-EVANS Maureen Breakiron-Evans	Director	September 19, 2013

/S/ JOHN N. FOX, JR. John N. Fox, Jr.	Director	September 19, 2013

/S/ ROBERT W. HOWE Robert W. Howe	Director	September 19, 2013

/S/ LEO S. MACKAY, JR. Leo S. Mackay, Jr.	Director	September 19, 2013

/S/ MICHAEL PATSALOS-FOX Michael Patsalos-Fox	Director	September 19, 2013

/S/ ROBERT E. WEISSMAN Robert E. Weissman	Director	September 19, 2013

/S/ THOMAS M. WENDEL Thomas M. Wendel	Director	September 19, 2013

INDEX TO EXHIBITS

Number	Description

4.1	Specimen Certificate for shares of Class A common stock (Incorporated by reference to Exhibit 4.2 to the Company’s Amendment Number 4 to the Company’s Form S-4 dated January 30, 2003).

5.1	Opinion of Latham & Watkins LLP, Special Counsel to the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP, Special Counsel to the Registrant (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature pages of this Registration Statement).

99.1	Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of April 1, 2013) (Incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 19, 2013).